ESCALON MEDICAL CORP.

565	East Swedesford Road, Suite 200

Wayne, PA 19087

(Nasdaq Capital Market: ESMC)

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Richard J. DePiano Chairman and CEO	Joseph Calabrese 212/827-3772

610/688-6830

ESCALON® ANNOUNCES EXECUTIVE PROMOTIONS

Wayne, PA – December 27, 2007 – Escalon Medical Corp. (Nasdaq Capital Market: ESMC) today announced two executive management promotions, effective January 1, 2008. Richard J. DePiano, Jr. has been promoted to President of Escalon Medical Corp. Escalon also announced the promotion of Mark Wallace to Chief Operating Officer.

Mr. DePiano, Jr. joined Escalon in 2003. He most recently served as Chief Operating Officer and General Counsel, managing the ophthalmic diagnostic, surgical products and vascular access business and overseeing all legal matters. Prior to serving in this role, Mr. DePiano, Jr. served as Vice President of Corporate and Legal Affairs. Before joining Escalon, Mr. DePiano, Jr. engaged in private practice of law for eleven years, where he represented individual and business clients in mergers and acquisitions, corporate and securities law matters, venture capital financings and general business and commercial matters.

Mr. DePiano, Jr. received a Bachelor of Science degree from Villanova University and a Juris Doctor Degree from Widener University School of Law. He currently serves as President and as a member of the Board of Directors of the Delaware Valley Corporate Counsel Association (“DELVACCA”). He also serves as Vice Chairman of the Board of Directors of the Montgomery County Industrial Development Authority.

Mark Wallace’s career spans over 18 years in the medical device industry. He joined Escalon in 1997, serving most recently as Escalon’s Executive Vice President with operational responsibilities for its Escalon Digital Solutions and Trek Medical subsidiaries. He also has held the position of Vice President-Quality, with quality and regulatory responsibilities for all of the Escalon companies, and has also previously served as Operations Manager at Sonomed, Inc. and Quality Manager of Escalon Medical. Mr. Wallace had previously worked with Lunar Corp. (now GE Healthcare) and Trek Medical. Mr. Wallace holds a Bachelor of Science in Industrial Engineering and a Masters of Science in Manufacturing Systems Engineering, both from the University of Wisconsin-Madison. He is also a senior member of the American Society of Quality.

Richard J. DePiano, Chairman and Chief Executive Officer, commented, “I am pleased to announce these promotions as Richard and Mark have both demonstrated their leadership capabilities and contributed greatly to our targeted growth strategies. I’m sure they will both continue to deliver strong leadership for our customers, employees and shareholders.”

Founded in 1987, Escalon develops markets and distributes ophthalmic diagnostic and surgical products as well as vascular access devices. Drew Scientific, which operates as a separate business unit, provides instrumentation and consumables for the diagnosis and monitoring of medical disorders in the areas of diabetes, cardiovascular diseases and hematology, as well as veterinary hematology and blood chemistry. Escalon seeks to utilize strategic partnerships to help finance its development programs and is also seeking acquisitions to further diversify its product line to achieve critical mass in sales and take better advantage of Escalon’s distribution capabilities. Escalon has headquarters in Wayne, Pennsylvania and manufacturing operations in Long Island, New York, New Berlin, Wisconsin, Dallas, Texas, Waterbury, Connecticut and Barrow-in-Furness, U.K.

Note: This press release contains statements that are considered forward- looking under the Private Securities Litigation Reform Act of 1995, including statements about Escalon’s future prospects. They are based on Escalon’s current expectations and are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include whether Escalon is able to:

— implement its growth and marketing strategies, improve upon the operations of Escalon’s business units,

including the integration of Drew’s and MRP’s operations, the reorganization of the Drew business and the integration of any acquisitions it may undertake, if any, of which there can be no assurance,

— implement cost reductions,

— generate cash,

— identify, finance and enter into business relationships and acquisitions.

Other factors include uncertainties and risks related to:

— new product development, commercialization, manufacturing and market acceptance of new products,

— marketing acceptance of existing products in new markets,

— research and development activities, including failure to demonstrate clinical efficacy,

— delays by regulatory authorities, scientific and technical advances by Escalon or third parties,

— introduction of competitive products,

— third party reimbursement and physician training, and

— general economic conditions.

Further information about these and other relevant risks and uncertainties may be found in Escalon’s report on Form 10-K, and its other filings with the Securities and Exchange Commission, all of which are available from the Commission, Escalon’s website, as well as other sources.

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